Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

SALLIE MAE REPORTS SECOND-QUARTER 2018 FINANCIAL RESULTS
Diluted Earnings Per Share Up 60 Percent From Year-Ago Quarter to $0.24
Private Education Loan Originations Increase 13 Percent From Year-Ago Quarter to $487 Million
Provision for Private Education Loan Losses Declines 6 Percent From Year-Ago Quarter
Net Interest Income Increases 26 Percent From Year-Ago Quarter to $341 Million

NEWARK, Del., July 24, 2018 — Sallie Mae (Nasdaq: SLM), formally SLM Corporation, today released second-quarter 2018 financial results that include growth in diluted earnings per share and private education loan originations, a lower provision for private education loan losses, and increased net interest income. In the second-quarter 2018, the company increased its diluted earnings per share 60 percent to $0.24, grew its private education loan originations 13 percent to $487 million, reduced its provision for private education loan losses 6 percent to $46 million, and increased its net interest income 26 percent to $341 million, all compared with the second quarter of 2017.
“We enter this peak student loan processing season with customer experience enhancements that simplify the process for undergraduates, graduate students, and their parents, and a full product set to meet their needs,” said Raymond J. Quinlan, Chairman and CEO. “Our product diversification efforts continue as we seek to build long-term relationships with our customers and enhance franchise value.”
For the second-quarter 2018, GAAP net income was $110 million, compared with $71 million in the year-ago quarter. GAAP net income attributable to the company’s common stock was $106 million ($0.24 diluted earnings per share) in the second-quarter 2018, compared with $67 million ($0.15 diluted earnings per share) in the year-ago quarter. The year-over-year increase was primarily attributable to a $71 million increase in net interest income, which was offset by a $13 million increase in provisions for credit losses, and a $24 million increase in total non-interest expenses. The reduction of the federal statutory corporate income tax rate from 35 percent to 21 percent because of the tax cuts enacted in 2017 contributed approximately $21 million to net income and $0.05 diluted earnings per share.
Second-quarter 2018 results vs. second-quarter 2017 included:

•	Net interest income of $341 million, up 26 percent.

•	Net interest margin of 6.14 percent, up 23 basis points.

•	Private education loan originations of $487 million, up 13 percent.

•	Average private education loans outstanding of $18.8 billion, up 20 percent.

•	Average yield on the private education loan portfolio was 9.03 percent, up 70 basis points.

•	Private education loan provision for loan losses was $46 million, down from $49 million.

•	Private education loans in forbearance were 3.4 percent of private education loans in repayment and forbearance, up from 3.3 percent.

•	Private education loan delinquencies as a percentage of private education loans in repayment were unchanged at 2.2 percent.

•	Personal loan originations of $93 million and personal loan acquisitions of $277 million.

•	Average personal loans outstanding of $815 million, up from $61 million.

•	Average yield on the personal loan portfolio was 10.65 percent, up 137 basis points.

•	Personal loan provision for loan losses was $16 million.

Non-GAAP Core earnings for the second-quarter 2018 were $114 million, compared with $73 million in the year-ago quarter. Core earnings attributable to the company’s common stock grew 60 percent to $110 million ($0.25 diluted earnings per share) in the second-quarter 2018, compared with $69 million ($0.16 diluted earnings per share) in the year-ago quarter.
Second-quarter 2018 GAAP results included $5 million of pre-tax losses from derivative accounting treatment that are excluded from core earnings results, compared with $4 million of pre-tax losses in the year-ago period.
Sallie Mae provides core earnings because it is one of several measures management uses to evaluate management performance and allocate corporate resources. The difference between core earnings and GAAP net income is driven by mark-to-market unrealized gains and losses on derivative contracts recognized in GAAP net income, but not in core earnings results. Management believes its derivatives are effective economic hedges, and, as such, they are a critical element of the company’s interest rate risk management strategy.
Total Non-Interest Expenses
Total non-interest expenses were $135 million in the second-quarter 2018, compared with $111 million in the year-ago quarter. Operating expenses grew 22 percent from the year-ago quarter, while the non-GAAP operating efficiency ratio improved to 38.3 percent in the second-quarter 2018 from 39.7 percent in the year-ago quarter. The increase in non-interest expenses was driven by the growth in the portfolio and costs related to product diversification, platform enhancements, customer experience, and higher compensation and benefits costs.
In the first-quarter 2018, the company announced a $30 million investment in technology infrastructure and product diversification in 2018. The company now plans to increase that investment to $40 million to achieve a revised personal loan originations target of $475 million, up from $300 million. The company spent $5 million in the second-quarter 2018 on these initiatives and approximately $6 million year-to-date.
As a result of the increased investment to generate interest-earning assets, the company increased its full-year non-GAAP operating efficiency ratio guidance from a range of 37 - 38 percent to 38 - 39 percent.
Income Tax Expense
Income tax expense decreased to $40 million in the second-quarter 2018 from $45 million in the year-ago quarter. The effective income tax rate decreased in the second-quarter 2018 to 26.7 percent from 38.8 percent in the year-ago quarter, primarily due to the reduction in the federal statutory corporate income tax rate from 35 percent to 21 percent under tax cuts enacted in 2017. During the second-quarter 2018, the company recorded an increase on its uncertain tax positions which increased our effective tax rate during the quarter from the expected rate of 25 percent.
Capital
The regulatory capital ratios of the company’s Sallie Mae Bank subsidiary continue to exceed guidelines for institutions considered “well capitalized.” At June 30, 2018, Sallie Mae Bank’s regulatory capital ratios were as follows:

	June 30, 2018	"Well Capitalized" Regulatory Requirements
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	12.0 percent	6.5 percent
Tier 1 Capital (to Risk-Weighted Assets)	12.0 percent	8.0 percent
Total Capital (to Risk-Weighted Assets)	13.3 percent	10.0 percent
Tier 1 Capital (to Average Assets)	11.2 percent	5.0 percent
Deposits
Deposits at the company totaled $16.7 billion ($8.7 billion in brokered deposits and $8.0 billion in retail and other deposits) at June 30, 2018, compared with total deposits of $13.8 billion ($7.0 billion in brokered deposits and $6.8 billion in retail and other deposits) at June 30, 2017.
Guidance
The company expects 2018 results to be as follows:

•	Full-year diluted core earnings per share: $0.99 - $1.01.

•	Full-year private education loan originations of $5.0 billion.

•	Full-year non-GAAP operating efficiency ratio: 38 percent - 39 percent.

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Sallie Mae will host an earnings conference call tomorrow, July 25, 2018, at 8 a.m. EDT. Sallie Mae executives will be on hand to discuss highlights of the quarter and to answer questions related to company performance. Individuals interested in participating should dial 877-356-5689 (USA and Canada) or 706-679-0623 (international) and use access code 5469339 starting at 7:45 a.m. EDT. A live audio webcast of the conference call may be accessed at www.SallieMae.com/investors. A replay of the conference call will be available approximately two hours after the call’s conclusion and will remain available through Aug. 8, 2018. To hear the replay, please dial 855-859-2056 (USA and Canada) or 404-537-3406 (international) and use access code 5469339.
Presentation slides for the conference call may be accessed at www.SallieMae.com/investors under the webcasts tab.

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about our beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A. “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2017 (filed with the Securities and Exchange Commission (“SEC”) on Feb. 23, 2018) and subsequent filings with the SEC; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; failure to comply with consumer protection, banking and other laws; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). We could also be affected by, among other things: changes in our funding costs and availability; reductions to our credit ratings; cybersecurity incidents and cyberattacks and other failures or breaches of our operating systems or infrastructure, including those of third-party vendors; damage to our reputation; risks associated with restructuring initiatives, including failures to successfully implement cost-cutting and restructuring initiatives and the adverse effects of such initiatives on our business; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; changes in banking rules and regulations, including increased capital requirements; increased competition from banks and other consumer lenders; the creditworthiness of our customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of the our earning assets versus our funding arrangements; rates of prepayments on the loans that we make or acquire; changes in general economic conditions and our ability to successfully effectuate any acquisitions; and other strategic initiatives. The preparation of our consolidated financial statements also requires us to make certain estimates and assumptions, including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. We do not undertake any obligation to update or revise these forward-looking statements to conform such statements to actual results or changes in our expectations.
The company reports financial results on a GAAP basis and also provides certain “Core Earnings” performance measures. The difference between the company’s “Core Earnings” and GAAP results for the periods presented were the unrealized, mark-to-market gains/losses on derivative contracts (excluding current period accruals on the derivative instruments), net of tax. These are recognized in GAAP, but not in “Core Earnings” results. The company provides “Core Earnings” measures because this is what management uses when making management decisions regarding the company’s performance and the allocation of corporate resources. The company’s “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies.
For additional information, see “Management's Discussion and Analysis of Financial Condition and Results of Operations — ‘Core Earnings’ ” in the company’s Form 10-Q for the quarter ended June 30, 2018 for a further discussion and the “‘Core Earnings’ to GAAP Reconciliation” table in this press release for a complete reconciliation between GAAP net income and “Core Earnings.”

***

Sallie Mae (Nasdaq: SLM) is the nation’s saving, planning, and paying for college company. Whether college is a long way off or just around the corner, Sallie Mae offers products that promote responsible personal finance, including private education loans, Upromise rewards, scholarship search, college financial planning tools, and online retail banking. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.
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Contacts:

Media:	Martha Holler, 302-451-4900, martha.holler@salliemae.com, Rick Castellano, 302-451-2541, rick.castellano@salliemae.com
Investors:	Brian Cronin, 302-451-0304, brian.cronin@salliemae.com
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Selected Financial Information and Ratios
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share data and percentages)	2018	2017	2018	2017

Net income attributable to SLM Corporation common stock	$105,912	$66,643	$228,769	$156,011
Diluted earnings per common share attributable to SLM Corporation	$0.24	$0.15	$0.52	$0.35
Weighted average shares used to compute diluted earnings per share	439,445	438,115	439,212	438,424
Return on assets	1.9%	1.5%	2.1%	1.7%
Non-GAAP operating efficiency ratio(1)	38.3%	39.7%	37.4%	38.2%

Other Operating Statistics
Ending Private Education Loans, net	$18,488,240	$15,523,338	$18,488,240	$15,523,338
Ending FFELP Loans, net	886,780	968,398	886,780	968,398
Ending total education loans, net	$19,375,020	$16,491,736	$19,375,020	$16,491,736

Ending Personal Loans, net	$933,561	$68,690	$933,561	$68,690

Average education loans	$19,662,863	$16,668,281	$19,621,379	$16,561,077
Average Personal Loans	$815,356	$60,910	$672,792	$48,464
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(1) We calculate and report our non-GAAP operating efficiency ratio as the ratio of (a) the total non-interest expense numerator to (b) the net revenue denominator (which consists of the sum of net interest income, before provision for credit losses, and non-interest income, excluding any gains and losses on sales of loans and securities, net and the net impact of derivative accounting as defined in the "‘Core Earnings’ to GAAP Reconciliation" table in this Press Release). This ratio provides useful information to investors because it is a measure used by our management team to monitor our effectiveness in managing operating expenses. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from our ratio. Accordingly, our non-GAAP operating efficiency ratio may not be comparable to similar measures used by other companies.

SLM CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	June 30,	December 31,
	2018	2017
Assets
Cash and cash equivalents	$2,043,789	$1,534,339
Available-for-sale investments at fair value (cost of $185,749 and $247,607, respectively)	178,145	244,088
Loans held for investment (net of allowance for losses of $295,277 and $251,475, respectively)	20,308,581	18,567,641
Restricted cash	114,659	101,836
Other interest-earning assets	28,385	21,586
Accrued interest receivable	1,161,161	967,482
Premises and equipment, net	101,335	89,748
Tax indemnification receivable	153,470	168,011
Other assets	99,651	84,853
Total assets	$24,189,176	$21,779,584

Liabilities
Deposits	$16,745,957	$15,505,383
Long-term borrowings	4,217,119	3,275,270
Income taxes payable, net	79,772	102,285
Upromise member accounts	230,228	243,080
Other liabilities	187,398	179,310
Total liabilities	21,460,474	19,305,328

Commitments and contingencies

Equity
Preferred stock, par value $0.20 per share, 20 million shares authorized:
Series B: 4 million and 4 million shares issued, respectively, at stated value of $100 per share	400,000	400,000
Common stock, par value $0.20 per share, 1.125 billion shares authorized: 449.4 million and 443.5 million shares issued, respectively	89,882	88,693
Additional paid-in capital	1,260,201	1,222,277
Accumulated other comprehensive income (net of tax expense of $7,448 and $1,696, respectively)	23,216	2,748
Retained earnings	1,096,359	868,182
Total SLM Corporation stockholders’ equity before treasury stock	2,869,658	2,581,900
Less: Common stock held in treasury at cost: 14.0 million and 11.1 million shares, respectively	(140,956)	(107,644)
Total equity	2,728,702	2,474,256
Total liabilities and equity	$24,189,176	$21,779,584

SLM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Interest income:
Loans	$454,045	$336,739	$884,093	$661,496
Investments	1,694	2,201	3,641	4,344
Cash and cash equivalents	6,572	3,155	11,808	5,743
Total interest income	462,311	342,095	899,542	671,583
Interest expense:
Deposits	90,605	50,730	168,061	95,583
Interest expense on short-term borrowings	1,128	1,194	3,521	2,430
Interest expense on long-term borrowings	29,628	20,278	54,396	35,601
Total interest expense	121,361	72,202	225,978	133,614
Net interest income	340,950	269,893	673,564	537,969
Less: provisions for credit losses	63,267	50,215	117,198	75,511
Net interest income after provisions for credit losses	277,683	219,678	556,366	462,458
Non-interest income:
Gains on sales of loans, net	2,060	—	2,060	—
Losses on sales of securities, net	(1,549)	—	(1,549)	—
Losses on derivatives and hedging activities, net	(5,268)	(3,609)	(1,376)	(8,987)
Other income	12,295	10,629	21,937	21,975
Total non-interest income	7,538	7,020	21,072	12,988
Non-interest expenses:
Compensation and benefits	60,245	51,007	128,562	106,471
FDIC assessment fees	8,001	6,622	16,797	13,851
Other operating expenses	66,977	53,622	114,738	93,606
Total operating expenses	135,223	111,251	260,097	213,928
Acquired intangible asset amortization expense	92	117	184	234
Total non-interest expenses	135,315	111,368	260,281	214,162
Income before income tax expense	149,906	115,330	317,157	261,284
Income tax expense	40,074	44,713	81,071	95,724
Net income	109,832	70,617	236,086	165,560
Preferred stock dividends	3,920	3,974	7,317	9,549
Net income attributable to SLM Corporation common stock	$105,912	$66,643	$228,769	$156,011
Basic earnings per common share attributable to SLM Corporation	$0.24	$0.15	$0.53	$0.36
Average common shares outstanding	435,187	431,245	434,573	430,572
Diluted earnings per common share attributable to SLM Corporation	$0.24	$0.15	$0.52	$0.35
Average common and common equivalent shares outstanding	439,445	438,115	439,212	438,424

“Core Earnings” to GAAP Reconciliation

The following table reflects adjustments associated with our derivative activities.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share amounts)	2018	2017	2018	2017

“Core Earnings” adjustments to GAAP:
GAAP net income attributable to SLM Corporation	$109,832	$70,617	$236,086	$165,560
Preferred stock dividends	3,920	3,974	7,317	9,549
GAAP net income attributable to SLM Corporation common stock	$105,912	$66,643	$228,769	$156,011

Adjustments:
Net impact of derivative accounting(1)	5,029	3,508	1,247	8,966
Net tax effect(2)	1,222	1,340	303	3,424
Total “Core Earnings” adjustments to GAAP	3,807	2,168	944	5,542

“Core Earnings” attributable to SLM Corporation common stock	$109,719	$68,811	$229,713	$161,553

GAAP diluted earnings per common share	$0.24	$0.15	$0.52	$0.35
Derivative adjustments, net of tax	0.01	0.01	—	0.02
“Core Earnings” diluted earnings per common share	$0.25	$0.16	$0.52	$0.37
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(1) Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP (but include current period accruals on the derivative instruments), net of tax. Under GAAP, for our derivatives held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0.

(2) “Core Earnings” tax rate is based on the effective tax rate at the Bank where the derivative instruments are held.